EXHIBIT 99.4 to Form 8-K/A to be filed by Extendicare Health Services, Inc. on March 30, 2005
Report Date: January 31, 2005

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information and explanatory notes present how the consolidated financial statements of Extendicare Health Services, Inc. (“EHSI”) and Assisted Living Concepts, Inc. (“ALC”) may have appeared had the businesses actually been consolidated at the beginning of the respective period presented. The unaudited pro forma condensed consolidated financial information shows the impact of the acquisition of ALC by EHSI on EHSI’s respective historical financial positions and results of operations under the purchase method of accounting with EHSI treated as the acquirer. Under this method of accounting, the assets and liabilities of ALC will be recorded by EHSI at their estimated fair values as of the date the acquisition is completed. The unaudited pro forma condensed consolidated financial information combines the historical financial information of EHSI and ALC as of and for the year ended December 31, 2003 and for the nine months ended September 30, 2004. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 assumes the acquisition was completed on that date. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2003 and the nine months ended September 30, 2004 gives effect to the acquisition as if the acquisition had been completed on January 1, 2003.

On January 31, 2005, EHSI acquired all of the issued and outstanding shares of common stock, $.01 par value, of ALC. The acquisition of ALC was completed by Alpha Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of EHSI. Subsequent to the acquisition, Alpha Acquisition, Inc. was merged with and into ALC and ALC continued as the surviving corporation and a wholly owned subsidiary of EHSI. The unaudited pro forma condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both EHSI and ALC.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not indicate the financial results of the consolidated companies had the companies actually been consolidated at the beginning of the period presented and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed consolidated financial information, the allocation of the purchase price reflected in the unaudited pro forma condensed consolidated financial information is subject to adjustment and may vary materially from the actual purchase price allocation that will be recorded upon completion of the acquisition.

Extendicare Health Services, Inc. / Assisted Living Concepts, Inc.
Pro Forma Condensed Consolidated Statement of Income
Year Ended December 31, 2003
(unaudited)
(dollars in thousands)

The following preliminary unaudited pro forma condensed consolidated statement of income combines the historical statements of income of EHSI and ALC assuming the companies had been consolidated on January 1, 2003, on a purchase accounting basis.

	Extendicare	Assisted	Pro			Consolidated
	Health	Living	Forma			Pro Forma
	Services, Inc.	Concepts, Inc.	Adjustments	Notes		As Adjusted
REVENUES:
Nursing and assisted living facilities	$843,414	$168,012	$—			$1,011,426
Outpatient therapy	11,524	—	—			11,524
Other	15,494	—	—			15,494

	870,432	168,012	—			1,038,444

COSTS AND EXPENSES (INCOME):
Operating	731,134	111,965	—			843,099
General and administrative	30,871	18,438	—			49,309
Lease costs	9,113	12,704	(108)	(A	)	23,451
			1,742	(B	)
Depreciation and amortization	37,448	7,010	1,087	(C	)	45,545
Interest expense	33,981	13,714	(271)	(D	)	53,806
			6,492	(L	)
			(110)	(J	)
Interest income	(4,166)	(179)	—			(4,345)
Loss on early extinguishment of debt	—	2,956	—			2,956
Other expenses	—	73	—			73

	838,381	166,681	8,832			1,013,894

Income from continuing operations before income taxes	32,051	1,331	(8,832)			24,550
Income tax expense	11,965	1,668	(3,533)	(E	)	10,100

INCOME (LOSS) FROM CONTINUING OPERATIONS	$20,086	$(337)	$(5,299)			$14,450

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Extendicare Health Services, Inc. / Assisted Living Concepts, Inc.
Pro Forma Condensed Consolidated Statement of Income
Nine Months September 30, 2004
(unaudited)
(dollars in thousands)

The following preliminary unaudited pro forma condensed consolidated statement of income combines the historical statements of income of EHSI and ALC assuming the companies had been consolidated on January 1, 2003, on a purchase accounting basis.

	Extendicare	Assisted	Pro			Consolidated
	Health	Living	Forma			Pro Forma
	Services, Inc.	Concepts, Inc.	Adjustments	Notes		As Adjusted
REVENUES:
Nursing and assisted living facilities	$685,090	$131,164	$—			$816,254
Outpatient therapy	8,521	—	—			8,521
Other	13,647	—	—			13,647

	707,258	131,164	—			838,422

COSTS AND EXPENSES (INCOME):
Operating	575,829	86,240	—			662,069
General and administrative	22,197	14,611	—			36,808
Lease costs	6,715	9,531	(81)	(A	)	17,471
			1,306	(B	)
Depreciation and amortization	26,317	5,822	816	(C	)	32,955
Interest expense	19,832	7,235	(204)	(D	)	31,247
			4,869	(L	)
			(485)	(J	)
Interest income	(4,113)	(53)	—			(4,166)
Valuation adjustment on interest rate caps	6,423	—	—			6,423
Loss on disposal of assets and impairment of long-lived assets	1,716	—	—			1,716
Loss on refinancing and retirement of debt	6,484	—	—			6,484
Other expenses	—	17	—			17

	661,400	123,403	6,221			791,024

Income before income taxes	45,858	7,761	(6,221)			47,398
Income tax expense	17,225	876	(2,488)	(E	)	15,613

NET EARNINGS	$28,633	$6,885	$(3,733)			$31,785

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Extendicare Health Services, Inc. / Assisted Living Concepts, Inc.
Pro Forma Condensed Consolidated Balance Sheet
(unaudited)
(dollars in thousands)

The following preliminary unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of EHSI and ALC assuming the companies had been consolidated on September 30, 2004, on a purchase accounting basis.

	Extendicare	Assisted	Pro			Consolidated
	Health	Living	Forma			Pro Forma
	Services, Inc.	Concepts, Inc.	Adjustments	Notes		As Adjusted
ASSETS
Current Assets:
Cash and cash equivalents	$29,060	$2,890	$(22,815)	(F	)	$9,135
Accounts receivable, less allowances	102,666	2,956	—			105,622
Supplies, inventories and other current assets	8,001	11,364	(335)	(G	)	19,030
Income taxes receivable	198	—	—			198
Deferred state income taxes	4,304	—	—			4,304
Due from shareholder and affiliates:			—			—
Deferred federal income taxes	25,427	—	—			25,427

Total current assets	169,656	17,210	(23,150)			163,716
Property and equipment, net	448,700	180,481	109,833	(C	)	739,014
Goodwill and other intangible assets, net	74,838	—	—	(H	)	74,838
Deferred income taxes	—	1,387	(1,387)	(I	)	—
Other assets	37,253	4,836	(3,091)	(J	)	38,998

Total Assets	$730,447	$203,914	$82,205			$1,016,566

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Current maturities of long-term debt	$925	$3,389	$—			$4,314
Accounts payable	21,783	3,604	—			25,387
Accrued liabilities	99,395	20,066	3,417	(K	)	122,878
Current portion of accrual for self-insured liabilities	18,000	—	—			18,000
Current portion of amounts due to shareholder and affiliate...	3,731	—	—			3,731
Income taxes payable	—	1,760	—			1,760

Total current liabilities	143,834	28,819	3,417			176,070
Accrual for self-insured liabilities	20,627	—	—			20,627
Long-term debt	291,332	134,788	115,000	(L	)	544,490
			3,370	(D	)
Deferred state income taxes	5,321	—	4,227	(I	)	6,051
			(3,497)	(N	)
Other long-term liabilities	11,431	2,557	2,103	(A	)	16,091
Due to shareholder and affiliates:
Deferred federal income taxes	30,826	—	27,262	(I	)	26,161
			(31,927)	(N	)
Other	16,079	—	—			16,079

Total liabilities	519,450	166,164	119,955			805,569

Shareholder’s Equity:
Common stock	1	65	(65)	(M	)	1
Additional paid-in capital	209,159	35,057	(35,057)	(M	)	209,159
Accumulated other comprehensive income	317	—	—			317
Retained earnings	1,520	2,628	(2,628)	(M	)	1,520

Total Shareholder’s Equity	210,997	37,750	(37,750)			210,997

Total Liabilities and Shareholder’s Equity	$730,447	$203,914	$82,205			$1,016,566

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information related to the acquisition is included as of September 30, 2004 and for the year ended December 31, 2003 and for the nine months ended September 30, 2004. The pro forma adjustments included herein reflect the acquisition on January 31, 2005 of all of the issued and outstanding shares of common stock, $.01 par value (the “Common Stock”) of Assisted Living Concepts, Inc. a Nevada corporation (“ALC”) for cash consideration of $18.50 per share. The acquisition of ALC was completed by Alpha Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of EHSI. Subsequent to the acquisition, Alpha Acquisition, Inc. was merged with and into ALC and ALC continued as the surviving corporation and a wholly owned subsidiary of EHSI.

EHSI acquired ALC for a total of approximately $285 million, which consisted of $144 million in cash (including accrued expenses of $3.4 million primarily for exit and termination costs) and the assumption of $141 million of outstanding ALC debt as of January 31, 2005. EHSI financed the cash portion of the Merger consideration by (i) using cash on hand of approximately $29 million, (ii) borrowing $60 million under its revolving credit facility and (iii) borrowing $55 million from Extendicare Holdings, Inc., its parent corporation (“EHI”), which is evidenced by a 6% Senior Unsubordinated and Unsecured Note, dated January 27, 2005 (the “Note”), in favor of EHI. The cash used of $29 million is different than the $23 million shown in the pro forma balance sheet presented as of September 30, 2004 because the purchase accounting adjustments are computed using the balance sheet as of January 31, 2005.

The acquisition is being accounted for using the purchase method of accounting. Accordingly, EHSI’s cost to acquire ALC will be allocated to the assets and liabilities (including executory contracts and other commitments) of ALC at their respective fair values as of the date the merger was completed (January 31, 2005).

The unaudited pro forma condensed consolidated financial information includes estimated adjustments to record the assets and liabilities of ALC at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after completion of final analyses to determine the fair values of ALC’s tangible, and identifiable intangible, assets and liabilities as of the acquisition date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets, commitments, executory contracts and other items of ALC as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

Certain amounts in the historical consolidated financial statements of ALC have been reclassified to conform with EHSI’s historical financial information presentation. Discontinued operations and an extraordinary item reported in ALC’s historical consolidated statement of income have been excluded. The unaudited pro forma condensed consolidated financial information presented in this document does not necessarily indicate the results of operations or the consolidated financial position that would have resulted had the acquisition been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the consolidated company.

Note 2— Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial information for the acquisition includes the unaudited pro forma condensed consolidated pro forma balance sheet as of September 30, 2004 assuming the acquisition was completed on September 30, 2004. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2003 and for the nine months ended September 30, 2004 were prepared assuming the acquisition was completed on January 1, 2003.

The pro forma adjustments included herein reflect the acquisition on January 31, 2005 of all of the issued and outstanding shares of common stock of ALC for cash consideration of $18.50 per share and cancellation of all outstanding options to purchase ALC common stock for cash consideration equal to $18.50 per share less the option exercise price.

The allocation of the purchase price is as follows:

	(dollars in thousands)
Cash paid for all outstanding shares of ALC common stock		$122,091
Cash paid to cancel all outstanding options to purchase ALC common stock		7,306
Direct acquisition costs		11,320

Total purchase price		140,717

Less net assets acquired:
ALC shareholders’ equity		75,723
Estimated adjustments to reflect assets at fair value:
Other current assets	(335)
Property and equipment, net	109,833
Deferred income taxes	(1,387)
Other assets (deferred financing costs)	(3,091)
Estimated adjustments to reflect liabilities at fair value:
Accrued expenses (primarily exit and termination liabilities)	(3,417)
Accrued liability for unfavorable leases	(1,751)
Deferred state income taxes	(4,227)
Due to shareholder and affiliate Deferred federal income taxes	(27,262)
Long-term debt	(3,370)	64,994

Total net assets acquired		140,717

Goodwill resulting from merger		$—

The pro forma adjustments included in the unaudited pro forma condensed consolidated financial information are as follows:

(A) This adjustment records at fair value the liability for unfavorable operating leases, defined as leases under which the lease payments are higher than current estimated market lease payments. This liability will be amortized over the remaining term of the applicable leases to reduce lease expense. The effect of this adjustment on the income statement will be to decrease lease expense by approximately $0.1 million for the first year after the date of the Merger.

(B) In connection with the acquisition, on January 31, 2005, EHSI, Alpha, ALC and Carriage House Assisted Living, Inc. (“Carriage House”), entered into a Memorandum of Understanding (“MOU”) with LTC Properties, Inc. and Texas-LTC Limited Partnership (collectively, “LTC”). The MOU was filed as Exhibit 10.1 to Form 8-K filed on January 31, 2005.

Under this MOU, ALC and LTC will enter into two triple net master lease agreements (the “LTC Leases”), one of which will include 18 assisted living properties (690 units) and the other of which will include 19 assisted living properties (737 units), upon terms and conditions similar to those contained in the Master Lease Agreement, dated November 30, 2001, between LTC and ALC/Carriage House. The initial terms of the LTC Leases will be for the period from January 1, 2005 through December 31, 2014. Previously, the initial terms of the Leases expired on various dates ranging from 2007 through 2015 with an average expiration date of January 1, 2010. ALC will have the right, under certain circumstances, to extend the term of each of the LTC Leases for up to three separate additional periods of 10 years each, commencing immediately following the initial term.

The aggregate minimum rent for the Leases for calendar years 2005 through 2008 will be approximately $9.4 million, $9.8 million $10.2 million and $10.7 million, respectively. The minimum rent will increase by 2% over the prior year’s minimum rent for each of the calendars years 2009 through 2014. Annual minimum rent during any extended term will increase a minimum of 2% over the minimum rent of the immediately preceding year.

The MOU provides that LTC will not assert certain events of default under the original leases, including any amendments thereto, between LTC and ALC/Carriage House.

The effect of this MOU is to increase lease expense for calendar year 2005 by approximately $1.7 million over the amount which would otherwise have been expensed in 2005.

(C) This adjustment records properties and equipment at fair value. This adjustment will be recognized as an increase in depreciation expense over the estimated remaining life of the properties and equipment. The effect of this adjustment on the income statement is to increase annual depreciation expense by approximately $1.1 million.

(D) This adjustment records long-term debt at fair value. This adjustment will be recognized as a reduction of interest expense over the estimated remaining life of the debt instruments. The effect of this adjustment on the income statement is to decrease interest expense by approximately $0.3 million for the first year after the date of the Merger.

(E) The income tax effects of the pro forma adjustments shown on the pro forma consolidated statements of income are computed using EHSI’s expected income tax rate of 40%.

(F) EHSI used cash on hand of to pay a portion of the purchase price.

(G) This adjusts supplies, inventories and other current assets to fair value, primarily relating to capitalized advertising costs that are not capitalized by EHSI

(H) There is no goodwill being recorded as a result of the Merger. See Note 2 for a computation of the purchase price allocation.

(I) This adjusts deferred income taxes based on timing differences arising from purchase accounting adjustments. The adjustment is computed using an income tax rate of 40%, which is the rate expected to be in effect when the timing differences reverse. This rate is subject to change based on various factors including projections of future income and timing differences.

(J) This adjusts other assets to fair value, primarily relating to unamortized deferred financing costs on ALC assumed debt which are not assigned any value in purchase accounting. An adjustment to reduce interest expense is reflected in the pro forma consolidated statements of income for the decrease in amortization of deferred financing costs.

(K) This adjusts the accrued liability for estimated exit and termination liabilities. This accrual is generally related to severance agreements with ALC employees and exit costs related to certain ALC facilities.

(L) In order to partially finance the Merger, EHSI borrowed $60 million under its revolving credit facility on January 28, 2005 (average rate of 5.32%) and borrowed $55 million from EHI, its parent corporation, which is evidenced by a 6% Note in favor of EHI. The EHI Note matures on January 1, 2010. Total annual interest expense relating to these borrowings is approximately $6.5 million.

(M) This adjustment eliminates ALC’s historical stockholders’ equity as required under purchase accounting rules.

(N) This pro forma adjustment is the $35.4 million income tax benefit of the pre-bankruptcy net operating loss carryforwards that was recorded as a credit to additional paid-in capital by ALC in the fourth quarter of 2004. This is not a purchase accounting adjustment but is reflected here as a pro forma adjustment because it is included in ALC’s shareholders’ equity as of January 31, 2005 and therefore was included in the computation of the purchase price allocation and reduced the amount that would have otherwise been allocated to goodwill. The background of this adjustment is discussed below.

On October 1, 2001, ALC voluntarily filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. The bankruptcy court gave final approval to the first amended joint plan of reorganization on December 28, 2001, and the plan became effective on January 1, 2002 (the “Effective Date”). Pursuant to SOP 90-7, the income tax benefit, if any, of any realization of the NOL carryforwards and other deductible temporary differences existing as of the Effective Date is recorded as an adjustment to additional paid-in capital.

Note 3 — Estimated Annual Cost Savings

We estimate to yield annual pre-tax cost savings of approximately $4.0 to $6.0 million after the ALC operations have been fully integrated within EHSI. We have not identified or quantified the impact of possible revenue opportunities. These annual pre-tax savings represent our estimate only and may not be indicative of the actual amount or nature of the cost savings the consolidated company actually achieves. These savings have not been reflected in the pro forma consolidated financial statements.